Exhibit 10.1

AMENDMENT
TO STANDBY EQUITY DISTRIBUTION AGREEMENT

This AMENDMENT TO STANDBY EQUITY DISTRIBUTION AGREEMENT (this “Amendment”), is made effective as of June 14, 2006 (the “Effective Date”), by and between CORNELL CAPITAL PARTNERS, LP, a Delaware limited partnership (“Investor”); and ACACIA RESEARCH CORPORATION, a Delaware corporation (the “Company”), with reference to the following recitals:

A. Investor and the Company entered into that certain Standby Equity Distribution Agreement, dated June 14, 2006 (the “Master Agreement”).

B. Investor and the Company wish to amend the definition of “Commitment Amount” in the Master Agreement to be 13,024,924 shares of common stock.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Investor and the Company agree as follows:

1. Commitment Amount Section 1.9 of the Master Agreement is hereby amended and restated as follows:

“Commitment Amount” shall mean the aggregate amount of Fifty Million Dollars ($50,000,000) which the Investor has agreed to provide to the Company in order to purchase the Shares of Common Stock pursuant to the terms and conditions of this Agreement, provided that, the Company shall not effect any sale under this Agreement and the Investor shall not have the right or the obligation to purchase Shares of Common Stock under this Agreement to the extent that after giving effect to such purchase and sale the aggregate number of shares issued under this Agreement would exceed 13,024,924 shares of the Company’s capital stock regardless of class (which is less than 20% of the 66,876,811 outstanding shares of the Company’s capital stock regardless of class as of the date of this Agreement) unless or until the Company obtains any necessary shareholder approval or consent in accordance with Nasdaq rules prior to such issuance.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them under the Master Agreement, and if not defined in the Master Agreement shall have the meaning ascribed to them in the Operating Agreement.

3. Non-Impairment. Except as expressly modified herein, the Master Agreement shall continue in full force and effect, and the parties hereby reinstate and reaffirm the Master Agreement as modified herein.

4. Inconsistencies. In the event of any inconsistency, ambiguity or conflict between the terms and provisions of this Amendment and the terms and provisions of the Master Agreement, the terms and provisions of this Amendment shall control.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed will be deemed an original and all of which, taken together, well be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

INVESTOR:	COMPANY:
Cornell Capital Partners, LP	Acacia Research Corporation

By: Yorkville Advisors, LLC	By: /s/ Paul R. Ryan
Its: General Partner	Name: Paul R. Ryan
Title: Chairman & Chief Executive Officer
By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manager

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